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                                                                     EXHIBIT 4.4


                             STOCK OPTION AGREEMENT

     This Agreement, made as of this 27th day of July, 2000, by KELLOGG COMPANY, a Delaware Corporation (hereinafter called the "Company"), with JAMES M. JENNESS (hereinafter called "Optionee").

     For and in consideration of the respective agreements herein set forth, it is hereby agreed as follows:

1. Optionee agrees to devote fifty (50) percent of his working time to consulting with the Company on such matters as the Chief Executive Officer of the Company may direct.

2. Subject to the terms and conditions of this Stock Option Agreement, the Company hereby grants to the Optionee the Option to purchase 300,000 shares of the common stock ($.25 par value per share) of the Company (hereinafter the "Option").

3. The exercise price per share shall be $27.00, the fair market value of the common stock on the date of the Option grant as determined by the Board of Directors. The fair market value means the average between the highest and lowest sale prices per share on the New York Stock Exchange Composite Transactions Tape on such date, provided that if there shall be no sales of shares reported on such date, the fair market value of a share on such date shall be deemed to be equal to the average of the highest and lowest sale prices per share on such Composite Tape for the last preceding date on which sales of shares were reported. The purchase price for exercise of the Option shall be payable at the time the Option is exercised, in cash, or by exchange of shares of common stock of the Company previously owned by the Optionee, with a market value equal, on the date of payment, to the aggregate purchase price for the Option, or partly in cash, and the remainder in shares of common stock of the Company.

4. The Option may be exercised in whole or in part, subject to the terms and provisions of this Stock Option Agreement, by mailing by registered mail, or by delivering in person, a Notice Of Exercise Of Option to the Office of the Chairman, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49016-3599. Such notice shall state the number of shares with respect to which the Option is being exercised and the method of payment for such shares. A copy of the Notice of Exercise shall simultaneously be delivered to the Secretary of Kellogg Company, One Kellogg Square, Battle Creek, MI 49016-3599.

5. The Option is not an incentive stock option under the provisions of the Internal Revenue Code. The Option is intended to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934 under Securities and Exchange Commission Rule 16b(3). No securities acquired pursuant to the exercise of this Option may be sold prior to a date that is six (6) months from the date of this Stock Option Agreement.

6. The Option vests in equal, annual installments over three (3) years; one-third as of the date hereof; one-third on the first anniversary date of the grant; and one-third on the second anniversary date of the grant; provided, however, vesting of the second and third installments will be contingent upon this Stock Option Agreement remaining in effect through such installment periods. This Stock Option Agreement shall terminate immediately, as to unvested portions of this Option, if the Optionee notifies the Company that he is no longer willing to devote fifty (50%) percent of his working time to consulting with the Company pursuant to paragraph 1 hereof or if the Company notifies the Optionee that it no longer



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     wishes to receive such consulting services. In the event of such termination, portions of this Option that have not vested shall terminate and be forfeited to the Company, and vested portions of this Option may be exercised at any time prior to the expiration of the Option.

7. In the event Optionee pays the Option price and any associated tax withholding obligations in whole or in part by surrendering shares of the Company's common stock, then Optionee may be eligible to receive an accelerated ownership feature (AOF) Option to purchase a number of shares of common stock equal to the number of shares delivered to pay the Option price or delivered or withheld for tax withholding obligations. The AOF Option, if granted, will be exercisable for a term ending on the same date as this Option. The exercise price of the AOF Option will be the fair market value of the common stock on the date the AOF is awarded as determined by the Board of Directors in the exercise of its discretion. AOF Options will be awarded only if no other AOF Option has been awarded to the Optionee within the six-month period (6) prior to the date of the exercise of this Option.

8. This Agreement shall be construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict laws) to the extent not superceded by the laws of the United States government concerning securities.

9. If Optionee exercises any portion of the Option granted pursuant to this Agreement and within one (1) year after such exercise, attempts to provide consulting services to a direct competitor of Kellogg Company, then the gain represented by the mean market price on the date of exercise over the exercise price, multiplied by the number of shares purchased by the Optionee, less any applicable withholding or tax obligations, without regard to any subsequent market price decrease or increase, shall be paid by Optionee to the Company. Furthermore, any unexercised Options will be immediately cancelled by the Company at the time of such event.

10. This Option shall not be transferable, except by will or the laws of descent and distribution; and the Option shall be exercisable during Optionee's lifetime only by the Optionee.

11. Optionee's right to exercise this Option terminates on the earliest of the following:

     a. one (1) year after the Optionee's services as a Consultant or a member of the Board of Directors are terminated by death. Any portion of the Option exercisable following the death of the Optionee may be exercised subject to the terms and conditions contained herein by the Optionee's estate or by a person who has the acquired the right to exercise such Option by Will or the laws of descent;

     b.   ten (10) years from the date the Option was granted, July 27, 2000; or

     c. immediately, with respect to any unvested portions of this Option, upon the occurrence of any of the events described in paragraph 6 of this Stock Option Agreement; or

     d. immediately upon the occurrence of the event described in paragraph 9 of this Stock Option Agreement.

12. If any change is made in the stock subject to this Option, subsequent to the effective date of the grant of Option (through merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination, exchange, change in corporate structure, or otherwise) appropriate adjustments shall be made by the Board of Directors as to the maximum number of shares subject to the Option and the price per share of stock subject to this



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     Option. Any adjustment made by the Board of Directors shall be final and binding upon the Optionee.

13. Notwithstanding any other provision of this Option to the contrary, in the event of a Change in Control, any portion of this Option outstanding as of the date of Change in Control, which is not then exercisable and vested, shall become fully exercisable and vested as of the date such Change in Control has deemed to have occurred. For the purposes of this Stock Option Agreement, the term "Change in Control" shall have the same meaning as is found in Section 14.2 of the Kellogg Company 2001 Long-Term Incentive Plan and any amendments thereto.

14. The Board of Directors may suspend or terminate this Stock Option Agreement and the Option at any time and from time to time in such respects as the Board may deem advisable to ensure that the Option conforms or otherwise reflects changes in applicable laws or regulations or to permit the Company or the Optionee to benefit from changes in applicable laws and regulations, or in any other respect, the Board may deem to be in the best interest of the Company. No such amendment, suspension, or termination shall materially adversely effect the rights of the Optionee without the consent of the Optionee, or revise the exercise price of the Option or increase the number of shares available under the Option without Kellogg Company share owner approval.

15. Kellogg Company shall have the right to deduct from any payment or settlement any federal, state, local, or other tax of any kind that the Board of Directors, in its sole discretion, deems necessary to be withheld to comply with the Internal Revenue Code and/or any other applicable law, rule, or regulation.

16. The grant of this Option shall not confer upon Optionee any right to continuing service with the Company.

17. This Option shall become effective as of July 27, 2000, and shall continue for a term of ten (10) years thereafter unless terminated at an earlier date by Optionee or Company, or as otherwise provided in this Agreement. This Agreement replaces, in its entirety, a previously issued form of a Stock Option Agreement between the Company and the Optionee, which had errors in several terms.


         KELLOGG COMPANY                                      OPTIONEE

                                                  /s/ JAMES M. JENNESS
By: /s/ JANET LANGFORD KELLY                      ------------------------------
   ---------------------------------                     James M. Jenness
    Janet Langford Kelly
    Executive Vice President --                   Address:
    Corporate Development,
    General Counsel and Secretary                 ------------------------------

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